Exhibit 99.1

Excerpts from Preliminary Offering Memorandum

Recent Developments

Select Estimated Preliminary Unaudited Financial Information as of December 31, 2024

Our audited financial statements for the year ended December 31, 2024 are not yet available, however, we currently estimate that our cash balance as of December 31, 2024 was approximately $13.7 million. The foregoing estimated year-end cash balance is preliminary and subject to change. Our estimated year-end cash balance is based on the information available to us as of the date of this offering memorandum and may be adjusted or may differ materially from our actual results as a result of, among other things, completion of customary annual audit procedures. Accordingly, you should not place undue reliance on this preliminary data. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between our preliminary estimated year-end cash balance and the actual year-end cash balance and other financial results that we will report for the year ended December 31, 2024.

The foregoing estimated year-end cash balance has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to our estimated year-end cash balance. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.